Exhibit 99.1

Powerwave Technologies Reports Second Quarter Results

    SANTA ANA, Calif.--(BUSINESS WIRE)--July 10, 2003--Powerwave Technologies Inc. (Nasdaq:PWAV) today reported net sales of $51.5 million for its second quarter ended June 29, 2003, compared with second quarter fiscal 2002 revenues of $113.4 million.
    Powerwave also reported a second quarter net loss of $15.2 million, or a basic loss per share of 23 cents for its fiscal second quarter, compared with net income of $4.4 million, or a diluted earnings per share of 7 cents for the prior year period. The second quarter 2003 loss includes a restructuring and impairment charge of approximately $9.9 million related to the restructuring of the company's manufacturing operations to reduce operating costs by outsourcing the majority of its production capability to contract manufacturers located primarily in Asia and certain product and technology transitions.
    Excluding these charges, Powerwave would have reported a net loss for the second quarter of 2003 of $9 million or a basic loss per share of 14 cents.
    For the first six months of fiscal 2003, Powerwave reported total net sales of $103.7 million compared with $217.5 million for the first six months of fiscal 2002. Powerwave also reported a total net loss for the first six months of fiscal 2003 of $25.8 million, or a basic loss per share of 39 cents, compared with a net income of $7.1 million, or a diluted earnings per share of 11 cents for the first six months of fiscal 2002. The results for the first six months of fiscal year 2003 includes $14.8 million of restructuring and impairment charges.
    "Our second quarter 2003 financial results were significantly impacted by our aggressive move towards outsourced manufacturing along with the continued depressed spending environment for wireless infrastructure," stated Bruce C. Edwards, president and chief executive officer. "While disappointing, the second quarter represented a major transition quarter for Powerwave. We completed a large segment of our move to more of an outsourced manufacturing model, while significantly lowering our inventory levels and reducing our expense structure on a go forward basis.
    "During the second quarter of 2003, we completed a number of network operator trials and announced the agreement to purchase certain assets and liabilities from Ericsson Amplifier Technologies Inc. As part of this agreement, Powerwave added Ericsson as a customer for third generation (3G) 2.1 GHz WCDMA amplifiers.
    "As we look forward to the second half of 2003, we expect our production levels from our outside contract manufacturers to more than double from our second quarter level and anticipate a sequential improvement in our revenues of 10 to 20 percent. We believe that by positioning Powerwave with a more flexible and cost effective operating structure, we will obtain significant improvements in our operating margins in the periods ahead."
    For the second quarter of 2003, North American revenues were $22.4 million or approximately 43% of revenues as compared with $78.2 million or approximately 69% of revenues for the second quarter of 2002. Total sales to customers based in Asia accounted for approximately 24% of revenues or $12.1 million for the second quarter of 2003, compared with 10% of revenues or $10.9 million for the second quarter of 2002.
    Total European and other international revenues for the second quarter of 2003 were $17 million or approximately 33% of revenues as compared with $24.3 million or approximately 21% of revenues for the second quarter of 2002.
    For the second quarter of 2003, sales of Cellular products totaled $26 million or 50% of total revenues, PCS product sales totaled $16.8 million or 33% of revenues and 3G or W-CDMA product sales totaled $8.7 million or 17% of revenues.
    Powerwave's customer diversification for the second quarter of 2003 includes AT&T Wireless and Nokia Networks each accounting for 10% or more of revenues and Nortel Networks Corp. accounting for approximately 57% of revenues. In addition, the company's total sales to network operators accounted for approximately 19% of revenues in the second quarter of 2003.

    Balance Sheet

    At June 29, 2003, Powerwave had total cash and cash equivalents of approximately $160.2 million, which is a decrease of $2.4 million from the Dec. 29, 2002 year-end balance. Total assets were approximately $340.7 million with net inventories of $26.5 million and net accounts receivable of $37.9 million. The previously announced purchase of certain assets and liabilities of Ericsson Amplifier Technologies Inc. for $9.8 million is expected to close today, July 10, 2003.

    Restructuring and Impairment Charges

    During the second quarter of 2003, Powerwave accelerated the restructuring of its manufacturing operations with the goal of reducing its operating cost structure to enable it to be more competitive. This restructuring focuses on outsourcing the majority of the company's production to contract manufacturers located primarily in Asia to further reduce its manufacturing labor and overhead costs.
    The restructuring charges include, among other items, expenses related to severance and retention payments to impacted employees and write-downs to the value of property and equipment that has been identified as excess to the company's on-going requirements. Also included in the charges are intangible asset impairment charges related to certain product and technology transitions. The total amount of these restructuring and impairment charges for the second quarter of 2003 is approximately $9.9 million.
    This amount includes cash restructuring charges of approximately $3.6 million related primarily to severance payments in connection with the reduction in the company's work force. The remaining non-cash impairment charges of approximately $6.3 million related to the write-down of excess equipment and certain product/technology and customer related intangibles.
    These impairment charges have been recorded in Cost of Sales or Operating Expenses based upon the character of the underlying assets. Of the total $9.9 million restructuring and impairment charges for the second quarter, approximately $7.6 million is recognized in Cost of Goods Sold and approximately $2.3 million is recognized in Operating Expenses.
    The company currently expects to incur additional restructuring charges in the range of $1 million to $3 million during the remainder of fiscal year 2003 as it executes the remainder of its restructuring plan.

    Non-GAAP Financial Information

    This news release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, a reconciliation of this non-GAAP financial information to the company's financial statements as prepared under generally accepted accounting principles
(GAAP) is included in this news release.
    Powerwave's management believes that the presentation of this non-GAAP financial information is useful to the company's investors and the investment community since it excludes certain non-recurring costs and charges relating to its decision to outsource its manufacturing operations and the impairment of certain intangible assets that will not impact future operating results and should be excluded when comparing the company's current operating results with those of prior periods.

    Company Background

    Powerwave Technologies Inc., a TL 9000 and ISO 9001 quality certified company, is a leading supplier of high performance RF power amplifiers for use in wireless communications networks. Powerwave designs, manufactures and markets both single carrier and multi-carrier RF power amplifiers for use in cellular, PCS and 3G base stations throughout the world.
    Corporate headquarters are located at 1801 E. St. Andrew Place, Santa Ana, Calif. 92705, telephone 714-466-1000. For more information on Powerwave's high performance ultra-linear RF power amplifiers and amplifier systems, call 888-PWR-WAVE (797-9283) or visit the company's Web site at www.powerwave.com.

    Conference Call

    Powerwave is providing a simultaneous webcast of its Fiscal 2003 Second Quarter financial results conference call on Thursday, July 10, 2003, at 2 p.m. Pacific Time. To access this audio webcast, log onto www.powerwave.com/investor.asp and select the Powerwave Technologies FY2003 Q2 Earnings Conference Call.
    The call will last for approximately one hour. To listen to the live call, please call 719-457-2692 and request the Powerwave Q2 Conference Call. A replay of the webcast will be available beginning approximately two hours after completion of the initial webcast.
    Additionally, an audio playback of the conference call will be available at approximately 5 p.m. Pacific Time on July 10, 2003 through July 24, 2003 by calling 719-457-0820 or 888-203-1112 and entering reservation number 601475.

    Forward-Looking Statements

    The foregoing statements regarding anticipated increases in revenue; improvement in gross margins; the size and timing of future restructuring charges; the percentage of manufacturing done by contract manufacturers; the company's ability to reduce its cost and expense overhead structure while maintaining manufacturing flexibility to ramp production through contract manufacturers; its ability to manage various contract manufacturers; and the company's ability to create new products which are sold to customers at a profit are "forward-looking statements." All of these statements are subject to risks and uncertainties which could cause the company's actual results to differ materially from those projected or implied. Such potential risks and uncertainties include, but are not limited to, in no particular order: delays or cancellations of wireless network capacity expansions and buildouts for both existing 2G and 2.5G networks and new 3G networks; the company requires continued success in the design of new amplifier products and such products must be manufacturable and of good quality and reliability; its dependence on single source suppliers for certain key components used in its amplifiers exposes the company to potential material shortages; unexpected difficulties and delays in transitioning products to contract manufacturers which could limit overall cost reductions through the use of contract manufacturers and impact the timing of future restructuring charges based on workforce reductions; variability in the company's gross margins on new products which could result in a negative impact on its operating results; its business requires continued favorable business conditions and growth in the wireless communications market. Powerwave also notes that its reported financial performance and period to period comparisons are not necessarily indicative of the results that may be expected in the future and Powerwave believes that such comparisons cannot be relied upon as indicators of future performance. Powerwave also notes that the market price of its Common Stock has exhibited high levels of volatility and therefore may not be suitable for all investors. More detailed information on these and additional factors which could affect Powerwave's operating and financial results are described in the company's Form 10-Q for the quarterly period ended March 30, 2003 and the Form 10-K for the fiscal year ended Dec. 29, 2002, both of which are filed with the Securities and Exchange Commission, and other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission. Powerwave urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, Powerwave undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

    Note to Editors: Powerwave and Powerwave Technologies are registered trademarks of Powerwave Technologies Inc. and the Powerwave logo is a trademark of Powerwave Technologies Inc.




                      Powerwave Technologies Inc.
                 Consolidated Statements of Operations
               (in Thousands, Except Per Share Amounts)

                                Three Months Ended   Six Months Ended
                                   (unaudited)          (unaudited)
                                June 29,  June 30,   June 29, June 30,
                                   2003      2002      2003      2002

Net Sales                      $ 51,509  $113,368  $103,663  $217,453
Cost of Sales                    58,630    91,797   106,999   177,179

Gross Profit (Loss)              (7,121)   21,571    (3,336)   40,274

Operating Expenses:
Sales and Marketing               2,570     3,396     5,471     6,937
Research and Development          9,814     8,937    19,764    17,287
General and Administrative        3,199     3,717     6,547     7,330
Restructuring and Impairment      2,356        --     7,208        --
Total Operating Expenses         17,939    16,050    38,990    31,554

Operating Income (Loss)         (25,060)    5,521   (42,326)    8,720

Other Income, net                   613       732     1,366     1,419

Income (Loss) before Income
 Taxes                          (24,447)    6,253   (40,960)   10,139
Provision (Benefit) for Income
 Taxes                           (9,210)    1,876   (15,155)    3,042

Net Income (Loss)              $(15,237) $  4,377  $(25,805) $  7,097

Net income (loss) per share
 (basic):                         ($.23) $    .07     ($.39) $    .11
(diluted):                        ($.23) $    .07     ($.39) $    .11

Weighted average common shares
used in computing per share
amounts
 (basic):                        65,976    65,415    65,926    65,324
(diluted):                       65,976    66,223    65,926    66,449


                      Powerwave Technologies Inc.
                        Percentage of Net Sales

                                           Three Months   Six Months
                                              Ended          Ended
                                           (unaudited)    (unaudited)
                                          June    June   June    June
                                            29,     30,    29,     30,
                                           2003   2002    2003   2002
Statement of Operations Data:
Net Sales                                 100.0% 100.0%  100.0% 100.0%
Cost of Sales                             113.8   81.0   103.2   81.5

Gross Profit (Loss)                       (13.8)  19.0    (3.2)  18.5

Operating Expenses:
Sales and Marketing                         5.0    3.0     5.3    3.2
Research and Development                   19.1    7.9    19.1    7.9
General and Administrative                  6.2    3.2     6.3    3.4
Restructuring and Impairment                4.6    0.0     6.9    0.0
Total Operating Expenses                   34.9   14.1    37.6   14.5

Operating Income (Loss)                   (48.7)   4.9   (40.8)   4.0

Other Income, net                           1.2    0.6     1.3    0.7

Income (Loss) before Income Taxes         (47.5)   5.5   (39.5)   4.7
Provision (Benefit) for Income Taxes      (17.9)   1.6   (14.6)   1.4

Net Income (Loss)                        (29.6%)   3.9% (24.9%)   3.3%


                      Powerwave Technologies Inc.
                 Consolidated Statements of Operations
                  Reconciliation of Pro Forma Results
               (in Thousands, Except Per Share Amounts)

                                            Three Months Ended
                                               (unaudited)
                                                               Pro
                                                              Forma
                                   June 29,    Adjustments   June 29,
                                      2003                      2003

Net Sales                         $ 51,509                  $ 51,509
Cost of Sales                       58,630       (7,571)(a)   51,059

Gross Profit (Loss)                 (7,121)         (7,571)      450

Operating Expenses:
Sales and Marketing                  2,570                     2,570
Research and Development             9,814                     9,814
General and Administrative           3,199                     3,199
Restructuring and Impairment         2,356       (2,356)(b)       --
Total Operating Expenses            17,939          (2,356)   15,583

Operating Income (Loss)            (25,060)          9,927   (15,133)

Other Income, net                      613                       613

Income (Loss) before Income Taxes  (24,447)          9,927   (14,520)
Provision (Benefit) for Income
 Taxes                              (9,210)        3,721(d)   (5,489)

Net Income (Loss)                 $(15,237)          6,206  $ (9,031)

Net income (loss) per share
 (basic):                            ($.23)                    ($.14)
(diluted):                           ($.23)                    ($.14)

Weighted average common shares
used in computing per share
amounts
 (basic):                           65,976                    65,976
(diluted):                          65,976                    65,976


                                              Six Months Ended
                                                (unaudited)
                                                                Pro
                                                               Forma
                                     June 29,    Adjustments  June 29,
                                        2003                   2003

Net Sales                           $103,663                 $103,663
Cost of Sales                        106,999         (7,571)   99,428

Gross Profit (Loss)                   (3,336)        (7,571)    4,235

Operating Expenses:
Sales and Marketing                    5,471                    5,471
Research and Development              19,764                   19,764
General and Administrative             6,547                    6,547
Restructuring and Impairment           7,208      (7,208)(c)       --
Total Operating Expenses              38,990         (7,208)   31,782

Operating Income (Loss)              (42,326)        14,779   (27,547)

Other Income, net                      1,366                    1,366

Income (Loss) before Income Taxes    (40,960)        14,779   (26,181)
Provision (Benefit) for Income Taxes (15,155)       5,468(e)   (9,687)

Net Income (Loss)                   $(25,805)         9,311  $(16,494)

Net income (loss) per share
(basic):                               ($.39)                   ($.25)
(diluted):                             ($.39)                   ($.25)

Weighted average common shares used
in computing per share amounts
(basic):                              65,926                   65,926
(diluted):                            65,926                   65,926

(a) This represents the amount of the restructuring and impairment charges for second quarter 2003 included in the cost of goods sold.

(b) This represents the amount of the restructuring and impairment charges for second quarter 2003 included in operating expenses.

(c) This represents the amount of the restructuring and impairment charges for second quarter 2003 plus the $4,852 writedown of goodwill from the first quarter 2003.

(d) This amount represents the change in the provision for income taxes.

(e) This amount represents the change in the provision for income taxes.


                      Powerwave Technologies Inc.
                 Consolidated Condensed Balance Sheets
                            (in Thousands)

                                              June 29,        Dec. 29,
                                                2003            2002
ASSETS                                      (unaudited)      (audited)

Current Assets:
Cash and cash equivalents                      $160,153      $162,529
Accounts receivable, net                         37,875        53,264
Inventories, net                                 26,502        29,921
Other current assets                             11,864        16,219
Total Current Assets                            236,394       261,993

Property, plant and equipment, net               72,717        84,822
Other assets                                     31,553        22,418
Total Assets                                   $340,664      $369,173

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable                               $ 22,087      $ 26,842
Accrued expenses and other liabilities           15,055        14,227
Income taxes payable                              2,292         2,281
Current portion of long-term debt                    49            79
Total Current Liabilities                        39,482        43,429

Long-term debt                                       --            --
Other non-current liabilities                        85            83
Total Liabilities                                39,567        43,512

Shareholders' Equity:
Total Shareholders' Equity                      301,097       325,661
Total Liabilities and Shareholders' Equity     $340,664      $369,173


    CONTACT: Powerwave Technologies Inc., Santa Ana
             Kevin Michaels, 714-466-1608